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                                                                    EXHIBIT 99.4

To:    Qualified Plan Trustee/Custodian

From:  Jones Cable Corporation, the Managing General Partner

Date:  August 31, 1998

RE:    NOTICE OF PROXY MAILING:   PROPOSED SALE OF THE ROSEVILLE CALIFORNIA
                                  CABLE TELEVISION SYSTEM BY IDS/JONES GROWTH
                                  PARTNERS 87-A, LTD.

IDS/Jones Growth Partners 87-A, Ltd. (the "Partnership") plans to sell its Roseville California system to an unaffiliated third party during the fourth quarter of 1998.

PROXY INFORMATION
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The proposed sale and the distribution of net sales proceeds are contingent upon the approval by the holders of a majority of Fund 87-A's limited partnership interests, as well as the consents of governmental authorities and other third parties. The proxy record date is August 20, 1998.
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ENCLOSED PLEASE FIND PROXY MATERIALS FOR EACH INTEREST IN YOUR NAME AS THE
ENTITY REGISTERED AS A LIMITED PARTNER ON THE BOOKS AND RECORDS OF THE PARTNERSHIP.

                                   IMPORTANT

     YOUR SIGNATURE AS AUTHORIZED TRUSTEE MUST BE ON EACH PROXY IN ORDER FOR THE
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     VOTES TO BE COUNTED.
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     If you send the proxies to your clients for their vote and signature, please instruct the clients to return the proxies to you for YOUR
                                                                  ----
     COUNTERSIGNATURE!
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     PLEASE THEN RETURN THE PROXIES, WITH YOUR COUNTERSIGNATURE AS AUTHORIZED
     TRUSTEE, TO US IN THE ENVELOPE PROVIDED, AS SOON AS POSSIBLE, BUT NO LATER
                                                                       --------
     THAN SEPTEMBER 30, 1998. Please note that you must bear any and all costs associated with proxy mailing services.

DISTRIBUTION INFORMATION
------------------------
If the proposed sale is consummated, the Partnership will distribute approximately $668 for each $1,000 invested. The Partnership will mail net sales proceeds to you on behalf of the Beneficial Owners, and the Partnership will notify the Beneficial Owners that the distribution has occurred.

After the sale of the Roseville system and the distribution of the net sales proceeds, the Partnership will be liquidated and dissolved, most likely in 1998. Taking into account the prior and pending liquidation distributions and prior cash flow distributions, limited partners will have received a total of $1,400 per $1,000 invested in the Partnership.

FEDERAL AND STATE INCOME TAX CONSEQUENCES
-----------------------------------------
Please be aware that the sale of the Roseville system will require certain tax filings. Income from the partnership may be taxable to an IRA or pension plan as Unrelated Business Taxable Income (UBTI). WE STRONGLY URGE YOU TO REFER TO THE TAX DISCUSSION ON PAGES 12-13 OF THE PROXY STATEMENT FOR INFORMATION THAT IS PROVIDED SOLELY FOR TAX PLANNING PURPOSES.

If you have any questions, please contact the Jones Investor Services
Department.

Enclosures